Exhibit 10.1

Note: Certain terms in the agreement have been excluded because these terms are either not material, contain third-party proprietary information or likely to cause harm to stockholders of Rafael Holdings, Inc. if publicly disclosed.

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), dated as of March 5, 2021, is by and between Rafael Holdings, Inc. (the “Company”) and Ameet Mallik, residing at 84 Garfield Ave., Madison, NJ 07940 (the “Employee”) (individually, each a “Party” and collectively, the “Parties”).

WHEREAS, in recognition of the Employee’s experience and abilities, the Company desires to assure itself of the employment of the Employee in accordance with the terms and conditions provided herein; and

WHEREAS, the Employee seeks to be employed by the Company and to perform services for the Company in accordance with the terms and conditions provided herein.

NOW, THEREFORE, in consideration of the promises and the respective covenants and agreements of the Parties herein contained, and intending to be legally bound hereby, the Parties hereto agree as follows:

1.   Employment. The Company hereby agrees to employ the Employee, and the Employee hereby agrees to be employed by the Company and to perform services for the Company and its subsidiaries and affiliates, on the terms and conditions set forth herein (the “Employment”).

2.   Term. The Employment shall commence on May 1, 2021 (the “Start Date”). The Employment shall be at-will and shall not be for any fixed predetermined period of time, and shall continue until terminated by either the Employee or the Company, pursuant to Section 7 hereof (the “Term”).

3.   Position. During the Term, and subject to Section 9 below, the Employee shall serve as Chief Executive Officer of the Company (the “Position”). The Employee shall also serve in such additional capacities with subsidiaries and affiliates of the Company as shall be agreed upon in writing between the Employee and the Company from time to time. Upon commencement of the Employment, the Employee will be nominated to serve as a member of the Company’s Board of Directors (the “Board”).

4.   Duties and Reporting Relationship. During the Term, the Employee shall devote substantially all of the Employee’s business time, and on a full-time basis, use the Employee’s skills and render services to the best of the Employee’s abilities on behalf of the Company (and its subsidiaries and affiliates). The Employee shall report directly to the Board or to such other parties as reasonably designated by the Chairman of the Board from time to time commensurate with the Position. The Employee shall be responsible for all duties as reasonably required by the Position as determined by the Board that are commensurate with the Position. The Employee shall comply with all of the published policies and procedures of the Company. Notwithstanding the foregoing, with the prior written consent of the Board (which consent shall not be unreasonably withheld or delayed), the Employee shall be permitted to act or serve as a director, trustee, or committee member of any type of business, civic, or charitable organization, provided that such activities do not, individually or in the aggregate, create a potential or actual conflict with the interests of the Company or materially interfere with the Employee’s service to the Company or duties hereunder (in each case, as determined by the Board).

5.   Place of Performance. The Parties agree that the Employee shall work regularly from an office in New Jersey or the New York Metropolitan area maintained by the Company or one of its subsidiaries (which location the Parties agree shall initially be the Company’s office in Newark, New Jersey), and will travel for purposes of Company business, in accordance with the Company’s needs and as otherwise determined by the Board.

6.   Compensation and Related Matters.

(a)    Annual Base Salary. During the Term, the Company shall pay to the Employee an annual base salary (the “Base Salary”) at a rate of Six Hundred Thousand Dollars ($600,000), such Base Salary to be paid to the Employee, less applicable taxes and withholdings, in conformity with the Company’s payroll policies relating to its employees. The Position qualifies as exempt for purposes of relevant wage-hour law and the Employee will therefore not be entitled to overtime compensation.

(b)   Signing Bonus. The Employee will receive a one-time sign-on bonus (“Signing Bonus”) of Two Million Dollars ($2,000,000), which will be paid to the Employee, less applicable taxes and withholdings, within thirty (30) days following the Start Date; provided,[redacted].

(c)    Payment of Legal Fees. Following the Start Date, the Company shall directly pay to the Employee’s attorneys, Davis & Gilbert LLP, the reasonable legal fees and expenses incurred by the Employee in connection with the negotiation and review of this Agreement and the Employee’s exit from his current employer; provided, that the Employee shall submit documentation of such legal fees prior to 30 days following the Start Date and the amount of such reimbursable fees and expenses shall not exceed $35,000 in the aggregate. Payment to Davis & Gilbert LLP will be made within 30 days following the Employee’s submission of expense documentation.

(d)   Annual Performance Bonus. The Employee shall be eligible to earn an annual performance bonus which will be based on the Company’s fiscal year (the “Annual Bonus”) in a target amount of 50% of the Base Salary (prorated for the Employee’s initial year of employment). The actual amount of each Annual Bonus will be based upon the level of achievement of the Company’s corporate objectives and the Employee’s individual objectives, in each case, as established by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) in its sole discretion with input from the Employee for the fiscal year with respect to which such Annual Bonus relates. The determination of the level of achievement of the corporate objectives and the Employee’s individual performance objectives for a year shall be made by the Compensation Committee in its sole discretion. Each Annual Bonus for a fiscal year, to the extent earned, will be paid in a lump sum in the following fiscal year, within the first seventy-five (75) days of such following year. The Annual Bonus shall not be deemed earned until the date that it is paid. Accordingly, unless otherwise set forth herein, in order for the Employee to receive an Annual Bonus, the Employee must be employed by the Company at the time of such payment.

(e)    Benefits. During the Term hereof, the Employee shall be entitled to the following benefits:

i)	Benefits Plans. The Employee shall be eligible for the same benefits as available to similarly situated employees of the Company, in accordance with the relevant plans, as such plans are adopted, amended, and/or discontinued by the Company from time to time.

ii)	Paid Time Off. In addition to Company-designated paid holidays, the Employee shall be entitled to take paid time off for purposes of vacation and sick leave in accordance with applicable law and the Company’s applicable policies, as may be updated from time to time.

iii)	Company Property. During the Term, the Employee may be provided with the benefit of using Company property. Any such property shall remain at all times the property of the Company and is to be used by the Employee in accordance with Company policy. The Employee shall return any such property to the Company upon the Company’s request, and in any case, upon the termination of the Employee’s Employment for any reason.

iv)	Business Expenses. The Employee shall be entitled to reimbursement for reasonable and necessary preapproved out-of-pocket business expenses incurred by the Employee in connection with the performance of the Employee’s duties hereunder, provided that such expenses are incurred in accordance with the Company’s expense reimbursement policy and the Employee submits to the Company applicable invoices and other documentation, in form and in substance in accordance with Company policy.

v)	Equity. Within thirty (30) days following the Start Date, the Company will grant to the Employee a number of restricted shares of Class B common stock of the Company representing five percent of the total outstanding shares of the Company after giving effect to the exercise, conversion, or exchange of all outstanding securities that are exercisable or exchangeable for, or convertible into, capital stock of the Company (the “Initial Grant”).

Upon consummation, within six (6) months of the Start Date (the “Trigger Date”), of any merger or acquisition involving the Company and any other entity in which it holds, on the date hereof, twenty-five percent (25%) or more of the outstanding equity securities (a “Transaction”), then, provided that the Employee shall not have given notice of termination of this Agreement and this Agreement shall not have otherwise terminated, the Company will grant the Employee additional restricted shares of Class B common stock of the Company so that the Employee’s equity interest in the Company represents an indirect, beneficial five percent ownership interest in Rafael Pharmaceuticals, Inc. (“Rafael Pharma”) after giving effect to the exercise, conversion, or exchange of all outstanding securities that are exercisable or exchangeable for, or convertible into, capital stock of the Company.

If no Transaction is consummated by the Trigger Date, then subject to the provisions of Section 9 below, and provided that the Employee shall not have given notice of termination of this Agreement and this Agreement shall not have otherwise terminated, the Company will grant the Employee additional restricted shares of Class B common stock of the Company so that the Employee’s equity interest in the Company represents an indirect, beneficial five percent ownership interest in Rafael Pharma after giving effect to the exercise, conversion, or exchange of all outstanding securities that are exercisable or exchangeable for, or convertible into, capital stock of the Company.

One-fourth of the restricted shares or other interests granted (including anti-dilution grants or grants under Section 9(b)) will vest five (5) business days following the first anniversary of the Start Date (the “Initial Vesting Date”) and the remainder of the restricted shares will vest ratably on a monthly basis beginning with the thirteenth month following the Start Date and all grants will be vested by the fourth annual anniversary of the Start Date. Except as otherwise set forth in this Agreement or any grant agreement governing the shares, upon termination of the Employee’s employment for any reason, all unvested restricted shares will be forfeited and all vested shares will remain the Employee’s and not subject to forfeiture. All unvested grants shall vest upon a Change of Control (as defined in the Company’s 2018 Stock Option and Incentive Plan, as amended (the “Plan”)) other than a Transaction.

The restricted stock will be subject to the terms of the Plan, a similar plan to be adopted by the Company, or a definitive grant agreement incorporating terms of the Plan.

Prior to the date of the Initial Grant, the Company shall file a new registration statement on Form S-8 for the purpose of registering the issuance of the shares of Class B common stock of the Company issuable to the Employee pursuant to this Section 6(e)(v).

The Company shall take commercially reasonable action to provide that, on or prior to the Initial Vesting Date, the Company has an effective registration statement covering the resale by the Employee of the restricted stock granted hereunder.

Subject to compliance with the Company’s Insider Trading Policy, the Company will not restrict the Employee from selling vested restricted stock in order to cover any tax liability resulting from the vesting of restricted stock, and will provide reasonable assistance to the Employee in developing an appropriate 10b5-1trading plan.

The Company shall at all times use commercially reasonable efforts to maintain the effectiveness of any registration statement covering the shares of Class B common stock (including those received, if applicable, pursuant to Section 9 below), to maintain the listing of the Class B common stock on a national stock exchange and to file with the Securities Exchange Commission and any applicable exchanges in a timely manner all reports and other documents and information required of the Company under the Securities Act of 1933 (and related regulations), the Securities Exchange Act of 1934 (and related regulations), and the rules of the applicable exchanges.

(f)    All sums payable to the Employee under this Agreement shall be paid less applicable taxes and withholdings.

7.   Termination. The Employee’s Employment hereunder may be terminated at-will by either party and shall not be for any fixed predetermined period of time. Without limitation to the foregoing:

(a)    Death; Disability. The Employee’s Employment hereunder shall terminate upon the Employee’s death or, subject to applicable law, “Disability” (as hereafter defined). Upon any such termination, the Employee (or, in the event of the Employee’s death, the Employee’s estate) shall receive (i) the Base Salary and all benefits set forth in Section 6(e) above, in each case through the Date of Termination (as hereafter defined) and (ii) to the extent not already paid, the Annual Bonus for the year preceding the Date of Termination that the Employee would have received had the Employee remained continuously employed by the Company through the payment date of such Annual Bonus, if any. The Employee (and, in the event of the Employee’s death, the Employee’s estate) shall not be entitled to any other amounts or benefits from the Company other than as set forth in this Section 7(a). For purposes of this Agreement, “Disability” shall mean the inability of the Employee to substantially perform the essential functions of the Position on account of a physical or mental illness, injury, or impairment for periods aggregating 180 days in any twelve (12) month period. Notwithstanding anything contained herein to the contrary, during any period of disability, the Company shall not be obligated to pay any compensation or other amounts to the Employee.

(b)    Termination for Cause. The Company may terminate the Employee’s Employment hereunder at any time without advance notice for “Cause.” For purposes of this Agreement, the Company shall have Cause to terminate the Employee’s Employment hereunder upon the Employee’s:

(i)	commission of fraud, theft, embezzlement, or misappropriation of corporate assets in connection with the Employee’s employment, or conviction of a felony under the laws of the United States or any state thereof;

(ii)	commission of willful or grossly negligent acts or omissions which result in an assessment of a criminal or material civil penalty against the Employee, the Company, or its affiliates;

(iii)	commission of acts or omissions constituting gross negligence or gross misconduct in the performance of any aspect of his lawful duties or responsibilities which have or may be expected to have an adverse effect on the Company or its affiliates;

(iv)	willful or bad faith commission of any serious offense that results in or would reasonably be expected to result in material (i) financial or other harm or (ii) negative publicity, to the Company or its affiliates;

(v)	engaging in any act covered by Rule 506(d) of Regulation D under the Securities Act of 1933, as amended, and/or engaging in any act, or existence of any circumstances that would, in the reasonable judgment of the Company, be harmful to the Company’s ability to have its common stock be granted approval to list, or continue to be listed, on the NYSE, American, or Nasdaq exchanges;

(vi)	willful or continued failure to substantially perform the Employee’s duties hereunder (other than any such failure resulting from the Employee’s incapacity due to physical or mental illness or disability), after written notice has been delivered to the Employee by the Company identifying the manner in which the Employee has not substantially performed the Employee’s duties. For the sake of clarity, failure to achieve certain results shall not be deemed Cause;

(vii)	willful or continued violation of the Company’s material rules, policies, or procedures, including without limitation, the Company’s Code of Business Conduct and Ethics that is within his material duties hereunder (other than by reason of physical or mental illness or disability) or directives of the Company’s Board of Directors, or material breach of the terms of this Agreement, of the Non-Disclosure and Non-Competition Agreement attached hereto as Schedule A;

(viii)	breach of any fiduciary duty owed to the Company or its affiliates that results in or would reasonably be expected to result in material (i) financial or other harm, or (ii) negative publicity, to the Company or its affiliates;

(ix)	failure to provide to the Company, within the first three (3) business days of employment, documentation that the Employee is authorized to work in the United States, in accordance with applicable law; or

(x)	knowing and intentional misrepresentation or concealment of material information regarding the Company from the Company’s Board.

No act, or failure to act, on the part of the Employee shall be considered “willful” if done or omitted to be done by the Employee in good faith and in the belief that the Employee’s action or omission was in the best interest of the Company or its affiliates. A termination of employment shall not be deemed for Cause unless and until (i) there shall have been delivered to the Employee a notice describing in reasonable detail the particulars giving rise to a termination for Cause, and (ii) in the case of termination pursuant to clauses (iii), (vi) or (vii) above, if not cured by the thirtieth (30th) day after notice was given (unless not susceptible to cure).

In the event that the Company terminates the Employee’s Employment for Cause, the Employee shall receive the Base Salary and all benefits set forth in Section 6(e) above, in each case through the Date of Termination. The Employee shall not be entitled to any other amounts or benefits from the Company other than as set forth in this Section 7(b). For the avoidance of doubt, the Employee will not forfeit any vested restricted shares or other securities in the Company [redacted].

(c)    Termination without Cause. The Employee’s Employment hereunder may be terminated by the Company without Cause upon five (5) business days’ written notice to the Employee in accordance with Section 7(f) hereunder. In the event of the Employee’s termination by the Company without Cause:

(i)	with a Date of Termination on or prior to the first anniversary of the Start Date and not in connection with, or within six months following, a Change of Control other than a Transaction: (A) the Employee shall receive the Base Salary and all benefits set forth in Section 6(e) above, in each case through the Date of Termination, (B) the Company shall have the right to determine whether or not the Employee shall actively work for the Company during the notice period, and (C) provided that the Employee executes and delivers an effective separation and release agreement substantially in the form attached hereto as Schedule B (the “Release”) within twenty-one (21) days after the Date of Termination (unless applicable law requires a longer time period, in which case this date will be extended to the minimum time required by applicable law and such 21-day or extended period, as applicable, the “Release Execution Period”) and does not revoke the Release, the Employee will receive, as severance pay, Five Million Dollars ($5,000,000) through release of funds from the Escrow Account (as hereafter defined) in lieu of any other compensation or consideration. For the avoidance of doubt, it is clarified that, subject to the receipt of the aforementioned severance pay, the Employee will forfeit all vested and unvested restricted shares or other vested securities in the Company [redacted] ;

(ii)	with a Date of Termination after the first anniversary of the Start Date and not in connection with, or within six months following, a Change of Control other than a Transaction: (A) the Employee shall receive the Base Salary and all benefits set forth in Section 6(e) above, in each case through the Date of Termination, (B) the Company shall have the right to determine whether or not the Employee shall actively work for the Company during the notice period, and (C) provided that the Employee executes and delivers the Release within the Release Execution Period and does not revoke the Release, the Employee will receive, as severance pay, (1) an amount equal to twelve (12) months of Base Salary, payable, subject to Section 14 hereof, in twenty-four (24) equal installments in accordance with the Company’s regular payroll schedule, (2) an amount equal to the Employee’s target Annual Bonus amount for the year during which the Date of Termination occurs, payable, subject to Section 14 hereof, in twenty-four (24) equal installments in accordance with the Company’s regular payroll schedule, (3) to the extent not already paid, the Annual Bonus for the year preceding the Date of Termination that the Employee would have received had the Employee remained continuously employed by the Company through the payment date of such Annual Bonus, if any, and (4) subject to the Employee’s timely election of continuation coverage under COBRA, the eligibility requirements and other terms and conditions of such insurance coverage, the terms and conditions of Section 7(i) hereof, and upon submission by the Employee to the Company of appropriate documentation substantiating payment by the Employee to the Company’s COBRA vendor of the applicable COBRA coverage premium, reimbursement of the portion of the premium costs for such coverage during the applicable COBRA Reimbursement Period (as hereafter defined) that the Company would pay if the Employee remained employed by the Company at the same level of coverage that was in effect as of the Date of Termination; or

(iii)	in connection with, or within six months following, a Change of Control other than a Transaction: (A) the Employee shall receive the Base Salary and all benefits set forth in Section 6(e) above, in each case through the Date of Termination, (B) the Company shall have the right to determine whether or not the Employee shall actively work for the Company during the notice period, and (C) provided that the Employee executes and delivers the Release within the Release Execution Period and does not revoke the Release, the Employee will receive, as severance pay, (1) an amount equal to twenty-four (24) months of Base Salary, payable, subject to Section 14 hereof, in forty-eight (48) equal installments in accordance with the Company’s regular payroll schedule, (2) an amount equal to two times the Employee’s target Annual Bonus amount for the year during which the Date of Termination occurs, payable, subject to Section 14 hereof, in forty-eight (48) equal installments in accordance with the Company’s regular payroll schedule, (3) to the extent not already paid, the Annual Bonus for the year preceding the Date of Termination that the Employee would have received had the Employee remained continuously employed by the Company through the payment date of such Annual Bonus, if any, and (4) subject to the Employee’s timely election of continuation coverage under COBRA, the eligibility requirements and other terms and conditions of such insurance coverage, the terms and conditions of Section 7(i) hereof, and upon submission by the Employee to the Company of appropriate documentation substantiating payment by the Employee to the Company’s COBRA vendor of the applicable COBRA coverage premium, reimbursement of the portion of the premium costs for such coverage during the applicable COBRA Reimbursement Period that the Company would pay if the Employee remained employed by the Company at the same level of coverage that was in effect as of the Date of Termination.

The Employee shall not be entitled to any other amounts or benefits from the Company other than as set forth in this Section 7(c). For the avoidance of doubt, the Employee will not forfeit any vested restricted shares or other vested securities in the Company [redacted] except as pursuant to 7(c)(i).

(d)    Resignation by Employee for Good Reason. The Employee’s Employment hereunder may be terminated by the Employee for Good Reason (as hereafter defined) if (x) the Employee has given written notice to the Company of the existence of Good Reason no later than thirty (30) days after its initial existence, (y) the Company has not remedied such Good Reason in all material respects within thirty (30) days after its receipt of such written notice, and (z) the Employee provides written notice of the Employee’s resignation to the Company in accordance with Section 7(f) hereunder within seventy-five (75) days following the initial existence of such Good Reason. In the event of the Employee’s termination of this Agreement for Good Reason:

(i)	With notice given prior to, and a Date of Termination on or prior to, the first anniversary of the Start Date and not in connection with, or within six months following, a Change of Control other than a Transaction: (A) the Employee shall receive the Base Salary and all benefits set forth in Section 6(e) above, in each case through the Date of Termination, (B) the Company shall have the right to determine whether or not the Employee shall actively work for the Company during the notice period, and (C) provided that the Employee executes and delivers the Release within the Release Execution Period and does not revoke the Release, the Employee will receive, as severance pay, Five Million Dollars ($5,000,000) through release of funds from the Escrow Account in lieu of any other compensation or consideration. For the avoidance of doubt, it is clarified that, subject to the receipt of the aforementioned severance pay, the Employee will forfeit all vested and unvested restricted shares or other vested securities in the Company [redacted] ;

(ii)	with a Date of Termination after the first anniversary of the Start Date and not in connection with, or within six months following, a Change of Control other than a Transaction: (A) the Employee shall receive the Base Salary and all benefits set forth in Section 6(e) above, in each case through the Date of Termination, (B) the Company shall have the right to determine whether or not the Employee shall actively work for the Company during the notice period, and (C) provided that the Employee executes and delivers the Release within the Release Execution Period and does not revoke the Release, the Employee will receive, as severance pay, (1) an amount equal to twelve (12) months of Base Salary, payable, subject to Section 14 hereof, in twenty-four (24) equal installments in accordance with the Company’s regular payroll schedule, (2) an amount equal to the Employee’s target Annual Bonus amount for the year during which the Date of Termination occurs, payable, subject to Section 14 hereof, in twenty-four (24) equal installments in accordance with the Company’s regular payroll schedule, (3) to the extent not already paid, the Annual Bonus for the year preceding the Date of Termination that the Employee would have received had the Employee remained continuously employed by the Company through the payment date of such Annual Bonus, if any, and (4) subject to the Employee’s timely election of continuation coverage under COBRA, the eligibility requirements and other terms and conditions of such insurance coverage, the terms and conditions of Section 7(i) hereof, and upon submission by the Employee to the Company of appropriate documentation substantiating payment by the Employee to the Company’s COBRA vendor of the applicable COBRA coverage premium, reimbursement of the portion of the premium costs for such coverage during the applicable COBRA Reimbursement Period that the Company would pay if the Employee remained employed by the Company at the same level of coverage that was in effect as of the Date of Termination; or

(iii)	in connection with, or within six months following, a Change of Control other than a Transaction: (A) the Employee shall receive the Base Salary and all benefits set forth in Section 6(e) above, in each case through the Date of Termination, (B) the Company shall have the right to determine whether or not the Employee shall actively work for the Company during the notice period, and (C) provided that the Employee executes and delivers the Release within the Release Execution Period and does not revoke the Release, the Employee will receive, as severance pay, (1) an amount equal to twenty-four (24) months of Base Salary, payable, subject to Section 14 hereof, in forty-eight (48) equal installments in accordance with the Company’s regular payroll schedule, (2) an amount equal to two times the Employee’s target Annual Bonus amount for the year during which the Date of Termination occurs, payable, subject to Section 14 hereof, in forty-eight (48) equal installments in accordance with the Company’s regular payroll schedule, (3) to the extent not already paid, the Annual Bonus for the year preceding the Date of Termination that the Employee would have received had the Employee remained continuously employed by the Company through the payment date of such Annual Bonus, if any, and (4) subject to the Employee’s timely election of continuation coverage under COBRA, the eligibility requirements and other terms and conditions of such insurance coverage, the terms and conditions of Section 7(i) hereof, and upon submission by the Employee to the Company of appropriate documentation substantiating payment by the Employee to the Company’s COBRA vendor of the applicable COBRA coverage premium, reimbursement of the portion of the premium costs for such coverage during the applicable COBRA Reimbursement Period that the Company would pay if the Employee remained employed by the Company at the same level of coverage that was in effect as of the Date of Termination.

The Employee shall not be entitled to any other amounts or benefits from the Company other than as set forth in this Section 7(d). For the avoidance of doubt, the Employee will not forfeit any vested restricted shares or other securities in the Company [redacted] except as pursuant to 7(d)(i).

As used herein, the term “Good Reason” shall mean the occurrence of any of the following, without the Employee’s consent: (i) the assignment of Employee to a Position other than Chief Executive Officer of the Company [redacted]; (ii) a change in the reporting structure such that the Employee reports to anyone other than the Board or the Chairman of the Board [redacted]; (iii) a material reduction of the Employee’s duties, authority, or responsibilities [redacted]; (iv) a material change in the nature of the business of the Company, provided that the expansion of the Company into additional lines of business will not constitute Good Reason hereunder; (v) a material breach of this Agreement by the Company, or (vi) a reduction in the Employee’s Base Salary or the target amount of the Annual Bonus. The Employee’s actions approving or ratifying any of the foregoing changes (that otherwise may be considered Good Reason) in writing will be considered consent for the purposes of this Good Reason definition.

(e) Resignation by Employee without Good Reason. The Employee’s Employment hereunder may be terminated by the Employee without Good Reason by the Employee’s resignation upon thirty (30) calendar days’ written notice to the Company in accordance with Section 7(f) hereunder. In the event of the Employee’s resignation without Good Reason:

(i)	Upon notice given prior to, and with a Date of Termination on, the first anniversary of the Start Date: (A) the Employee shall receive the Base Salary and all benefits set forth in Section 6(e) above, in each case through the Date of Termination, (B) the Company shall have the right to determine whether or not the Employee shall actively work for the Company during the notice period, and (C) provided that the Employee executes and delivers the Release within the Release Execution Period and does not revoke the Release, the Employee will receive, as severance pay, Five Million Dollars ($5,000,000) through release of funds from the Escrow Account in lieu of any other compensation or consideration. For the avoidance of doubt, it is clarified that, subject to the receipt of the aforementioned severance pay, the Employee will forfeit all vested and unvested restricted shares or other vested securities in the Company [redacted]; or

(ii)	with a Date of Termination other than on the first anniversary of the Start Date, (A) the Employee shall receive the Base Salary and all benefits set forth in Section 6(e) above, in each case through the Date of Termination, and (B) the Company shall have the right to determine whether or not the Employee shall actively work for the Company during the notice period.

The Employee shall not be entitled to any other amounts or benefits from the Company other than as set forth in this Section 7(e). For the avoidance of doubt, the Employee will not forfeit any vested restricted shares or other securities in the Company [redacted] except as pursuant to 7(e)(i).

(f) Notice of Termination. The Employee’s resignation or any termination of the Employee’s Employment by the Company shall be communicated from one Party to the other Party by written “Notice of Termination” in accordance with Section 11 of this Agreement. Such Notice of Termination shall specify the last day of the Term.

(g)  Date of Termination. “Date of Termination” shall mean: (i) if the Employee’s Employment is terminated by the Employee’s death, the date of the Employee’s death, or (ii) if the Employee’s Employment is terminated for any other reason, the date specified in the Notice of Termination as the last day of the Term.

(h) Escrow. Within thirty (30) days following the Start Date, the Company shall place $5,000,000 in an escrow account (the “Escrow Account”) at an institution reasonably acceptable to the Employee to be held under the terms of an escrow agreement reasonably acceptable to the Company and the Employee, and to be available to satisfy the obligation set forth in Sections 7(c)(i), 7(d)(i), or 7(e)(i). Such Escrow Account shall be subject to the claims of creditors of the Company in the event of insolvency or bankruptcy of the Company consistent with the requirements of an irrevocable grantor trust described in Revenue Procedure 92-64, 1992-2 C.B. 422 (sometimes known as a “rabbi trust”).

(i) COBRA Reimbursement. In the event that the Employee seeks reimbursement for COBRA coverage premiums pursuant to Section 7(c)(ii), 7(c)(iii), 7(d)(ii), or 7(d)(iii), documentation substantiating payment to the COBRA vendor shall be submitted by the Employee to the Company within thirty (30) days of such payment and the Company shall make reimbursement to the Employee within thirty (30) days of receipt of such documentation. The “COBRA Reimbursement Period” shall begin on the first day of the month following the Date of Termination and end upon the earliest of: (A) the conclusion of 12 months thereafter in the event of a termination under Section 7(c)(ii) or 7(d)(ii) or the conclusion of 24 months thereafter in the event of a termination under Section 7(c)(iii) or 7(d)(iii); (B) the date the Employee is no longer eligible to receive COBRA coverage; and (C) the date on which the Employee otherwise becomes eligible to receive medical insurance coverage from another employer. The Employee agrees to notify the Company within five (5) calendar days of becoming eligible to receive medical insurance coverage from another employer. The Employee agrees that if the Employee does not timely elect COBRA coverage with the Company’s COBRA vendor, or does not timely submit COBRA premium payments to the COBRA vendor on an ongoing monthly basis, the Employee will have voluntarily waived his entitlement to receive COBRA reimbursement hereunder. Following the expiration of the COBRA Reimbursement Period, the Employee may elect to continue COBRA coverage for the remainder of the COBRA eligibility period as defined by law, if any, at the Employee’s own expense. In no event will the Company be obligated to pay any portion of the Employee’s COBRA coverage premiums for a period beyond the COBRA Reimbursement Period.

(j) Transition. Regardless of the circumstances surrounding the Employee’s resignation or termination of Employment, the Employee hereby agrees that upon the Employee’s resignation or termination of Employment, the Employee will return to the Company all Company property and will make every effort to facilitate the orderly transition of the Employee’s duties and responsibilities.

8.   Employee Representations.

(a) The Employee represents and warrants to the Company that neither the execution or delivery of this Agreement by the Employee nor the performance by the Employee of the Employee’s obligations hereunder, shall constitute a default under or a breach of the terms of any other agreement, contract, or other arrangement, whether written or oral, to which the Employee is a party or by which the Employee is bound, nor shall the execution or delivery of this Agreement by the Employee nor the performance by the Employee of his duties and obligations hereunder give rise to any claim or charge against either the Employee or the Company, based upon any other contract or other arrangement, whether written or oral, to which the Employee is a party or by which the Employee is bound. Except as contained in a written agreement provided by Employee to the Company, the Employee further represents and warrants to the Company that he is not a party to or subject to any restrictive covenants, legal restrictions, or other agreement, contract, or arrangement, whether written or oral, in favor of any entity or person which would in any way preclude, inhibit, impair, or limit the Employee’s ability to perform his obligations under this Agreement, including, but not limited to, non-competition agreements or non-solicitation agreements, provided that the the foregoing representation is limited by restrictions on disclosure of confidential information of Novartis which, to the best of Employee’s knowledge will not unresonably inhibit, impair, or limit the Employee’s ability to perform his obligations under this Agreement.

(b) The Employee represents and warrants that during the Term, the Employee will not (i) take on employment or consulting positions for third parties or engage in recreational activities that would in any way pose a conflict of interest with the Employment, nor will the Employee (ii) become party to an Agreement which would in any way limit the Employee’s ability to perform the Employee’s obligations pursuant to this Agreement.

(c) The Employee hereby acknowledges that the Employee’s signing of the Non-Disclosure and Non-Competition Agreement attached hereto as Schedule A (the “NDNC”) constitutes a precondition of the Employment. The Employee further affirms that the terms of this Agreement and the NDNC constitute the entire understanding of the Parties with respect to the subject matter hereof and supersede any previous understanding or agreement, whether oral or written, between the Parties.

(d) The Employee acknowledges that the Employee has been advised to obtain independent counsel to evaluate the terms, conditions and covenants herein set forth and the Employee has been afforded ample opportunity to obtain such independent advice and evaluation. The Employee warrants to the Company that the Employee has relied upon such independent counsel and not upon any representation (legal or otherwise), statement, or advice said or offered by the Company or the Company’s counsel in connection with this Agreement.

9.   [redacted]

10.  Indemnification. The Employee shall be covered under any directors’ and officers’ insurance that the Company maintains for its directors and officers in the same manner and on the same basis as the Company’s other directors and other senior officers.  The Company shall indemnify the Employee to the fullest extent permitted by applicable law for losses or damages incurred by the Employee as a result of all causes of action arising from the Employee’s performance of duties for the Company, whether or not any claim is asserted during the Term.

11.  Notices. All notices and other communications under this Agreement shall be in writing and shall be given by hand, by email, or by first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given three (3) days after mailing, twenty-four (24) hours after transmission of an email, or immediately upon hand delivery or explicit acknowledgement of receipt.

12. Remedies of the Company. Upon any termination of the Employment for Cause, the reasons for which may cause irreparable harm to the Company, the Company shall be entitled to institute and prosecute proceedings to obtain injunctive relief and damages, costs and expenses.

13. Arbitration. In the event of a dispute between the Employee and the Company arising out of or related to the Employee’s employment with the Company (with the exception of disputes arising under the NDNC set forth in Schedule A, or a proceeding to obtain injunctive relief as set forth in Section 12 above, and/or claims that pursuant to applicable law a party is prohibited from requiring another party to agree to submit to arbitration), the Employee and the Company agree to settle such dispute by means of arbitration pursuant to the Federal Arbitration Act, administered by the American Arbitration Association (“AAA”), with such arbitration to take place in New Jersey or another mutually agreed upon location and to be conducted in accordance with the AAA’s Employment Arbitration Rules. In such arbitration, a single arbitrator, appointed by the mutual agreement of the Employee and the Company: (i) shall not amend or modify the terms of this Agreement or of any Company policy, and (ii) shall render a decision within ten (10) business days from the later of closing statements or submission of post-hearing briefs by the Parties. The arbitration award shall be final and binding, and any state or federal court shall have jurisdiction to enter a judgment on such award. The Parties hereby confirm their understanding that this requirement to arbitrate disputes means that the Employee and the Company specifically waive any right either Party may have to a trial by jury in a court of law with respect to all claims and demands arising out of or related to the Employee’s employment with the Company, including, without limitation, any rights the Employee may assert under any federal, state, or local laws or regulations applicable to the Employee’s employment with the Company (with the exception of disputes arising under the NDNC set forth in Schedule A, or a proceeding to obtain injunctive relief as set forth in Section 12 above, and/or claims that pursuant to applicable law a party is prohibited from requiring another party to agree to submit to arbitration). For the avoidance of doubt, the Parties acknowledge and agree that the existence of a claim by a Party that is not subject to arbitration pursuant to this paragraph shall not impair the enforceability of this paragraph with respect to any other claim brought by that Party. Notwithstanding the foregoing, nothing in this paragraph shall be interpreted to mean that the Employee cannot file a charge with the Equal Employment Opportunity Commission and/or the National Labor Relations Board or any comparable federal, state or local governmental agency.

14.  Section 409A of the Internal Revenue Code of 1986 as amended. The Parties hereby affirm that with respect to any and all payments and benefits under this Agreement, the intent is that such payments and benefits either: (i) do not constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code (“Section 409A”), and therefore are exempt from Section 409A, (ii) are subject to a “substantial risk of forfeiture” and are exempt from Section 409A under the “short−term deferral rule” set forth in Treasury Regulation §1.409A−1(b)(4), or (iii) are in compliance with the terms of 409A. In any event, the Parties further confirm that they intend to have all provisions of this Agreement construed, interpreted and administered in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. By way of example, and not limitation, solely for purposes of determining the time and form of payments, which are subject to Section 409A, due the Employee under this Agreement in connection with the Employee’s termination of employment with the Company, the Employee shall not be deemed to have incurred a termination of employment unless and until he shall incur a “separation from service” within the meaning of Section 409A. Each amount or installment to be paid or benefit to be provided under this Agreement shall be construed as a separate and distinct payment for purposes of Section 409A. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement or any other arrangement between the Employee and the Company during the six (6) month period immediately following the Employee’s separation from service shall instead be paid on the first business day after the date that is six (6) months following the Employee’s separation from service (or, if earlier, the Employee’s date of death). To the extent required to avoid accelerated taxation and/or tax penalties under Section 409A, amounts reimbursable to the Employee under this Agreement shall be paid to Employee on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to the Employee) during one year may not affect amounts reimbursable or provided in any subsequent year. The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment. The Employee understands and agrees that the Employee shall be solely responsible for the payment of any taxes, penalties, interest or other expenses incurred by the Employee on account of non-compliance with Section 409A.

15. Section 280G.

(a) Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its affiliates to the Employee or for the Employee’s benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Code Section 280G and would, but for this Section 15 be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then prior to making the Covered Payments, a calculation shall be made comparing (i) the Net Benefit (as hereafter defined) to the Employee of the Covered Payments after payment of the Excise Tax to (ii) the Net Benefit to the Employee if the Covered Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the Covered Payments be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (that amount, the “Reduced Amount”). “Net Benefit” shall mean the present value of the Covered Payments net of all federal, state, local, foreign income, employment and excise taxes.

(b) The Covered Payments shall be reduced in a manner that maximizes the Employee’s economic position. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code, and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.

(c) Any determination required under this Section 15, including whether any payments or benefits are parachute payments, shall be made by the Company in its sole discretion. The Employee shall provide the Company with such information and documents as the Company may reasonably request in order to make a determination under this Section 15. The Company’s determination shall be final and binding on the Employee.

16. Enforceability of this Agreement.

(a) It is a condition precedent to the effectiveness of this Agreement that the Employee commences working full-time for the Company on the Start Date. If the Employee does not commence such full-time employment on the Start Date, then this Agreement shall be null and void and the Company shall have no obligations hereunder or otherwise to the Employee.

(b) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision hereunder. If an arbitrator or court of competent jurisdiction determines that any portion of this Agreement is in violation of any law or public policy, only the portions of this Agreement that violate such law or public policy shall be stricken, and all other portions of this Agreement that do not violate any law or public policy shall continue in full force and effect. Further, if any one or more of the provisions contained in this Agreement is determined by an arbitrator or court of competent jurisdiction to be excessively broad as to duration, scope, activity or subject, or is unreasonable or unenforceable under applicable law, such provisions will be construed by limiting, reducing, modifying or amending them so as to be enforceable to the maximum extent permitted by applicable law. If this Agreement is held unenforceable in any jurisdiction, such holding will not impair the enforceability of the Agreement in any other jurisdiction.

(c) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

(d) No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Employee and the Company. No waiver by either Party hereto at any time or any breach by the other Party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(e) This Agreement shall be governed by and construed under the laws of the State of New Jersey, without regard to the conflicts of laws principles thereof, unless otherwise mutually agreed upon by the Parties.

(f) The Company shall have the right to assign its rights and obligations under this Agreement to any individual, entity, corporation or partnership that succeeds to all or a portion of the relevant business or assets of the Company. This Agreement is personal to the Employee, and the Employee may not assign the Employee’s rights and obligations under this Agreement to any third party.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Employee has signed this Agreement, as of the date written below.

RAFAEL HOLDINGS, INC.

By:	/s/ Howard Jonas
Howard Jonas CEO and Chairman

/s/AMEET MALLIK
AMEET MALLIK

Date: March 5, 2021